Exhibit 99.1

FOR IMMEDIATE RELEASE

FOR MORE INFORMATION CONTACT:

Stacie D. Byars

Director, Investor Relations

425-638-4048

StacieByars@Captaris.com

Captaris Reports Strong Financial Results for the Second Quarter 2003

Sales up 6% to $24 Million over same period of the prior year;

Net earnings improves to $0.02 per share, from a loss of ($0.12) for same quarter of 2002

BELLEVUE, WA — July 31, 2003 — Captaris, Inc. (Nasdaq: CAPA), a leading provider of business information delivery solutions that integrate and automate the flow of messages, data and documents, today reported financial results for its second quarter ended June 30, 2003. Highlights included a 16% increase in the RightFax software sales over the prior quarter and 24% over the second quarter a year ago.

Net sales for the second quarter of 2003 increased 6% to $24 million, compared to $22.7 million for the same period of the prior year. The company reported net earnings for the second quarter of $740,000, or $0.02 per share (diluted), compared to a net loss of $3.7 million, or ($0.12) per share, for the same quarter of 2002. Cash and cash equivalents, and investment balances totaled $75.7 million at June 30, 2003.

“The continued improvement in both top and bottom-line results indicates that our strategy of focusing resources on enterprise fax and information delivery solutions is paying off,” said David P. Anastasi, president and chief executive officer of Captaris. “Further, we believe that adjustments made to our business model are working to drive growth in net sales and profitability.”

International net sales were 17.5% and 16.5% of total net sales for the quarters ended June 30, 2003 and 2002, respectively. RightFax net sales totaled 64.2% of total net sales for the quarter ended June 30, 2003 compared to 55% in the same quarter of the prior year. During the same time periods, other software product sales, which include sales of CallXpress and Infinite Mobile Delivery, represented 11.2% of total net sales for the second quarter of 2003 compared to 18.7% for the same quarter of 2002. E-document services, which are derived from the company’s MediaLinq Services Group, represented 24.6% of total net sales, compared to 26.3% for the same quarter of the prior year.

-more-

Guidance

The company has increased its guidance and currently expects revenue of $93 to $97 million and net earnings of $0.04 to $0.11 per share for the full year of 2003. This guidance excludes any impact from any potential sale of the CallXpress business, which was announced earlier, as we are unable to forecast the impact on the 2003 results of operations until such time as a definitive agreement is reached, at which time we intend to adjust guidance accordingly. On a trailing twelve-month basis, the CallXpress business represented approximately $14 million in revenue and has contributed approximately $0.10 net loss per share.

The earnings per share guidance also assumes the company incurs no further charges or benefits resulting from variable accounting treatment of stock-based compensation. As of June 30, 2003, the company had 1,170,213 outstanding stock options subject to variable accounting treatment, and therefore expects to report stock-based compensation charges or benefits in future quarters. The amount of these charges or benefits will depend on the company’s stock price and the number of stock options subject to variable accounting that are outstanding at the end of each quarter, neither of which can be predicted. These charges or benefits could have a material impact on the company’s reported financial results in a particular quarter or for the year. The company’s management excludes the impact of variable accounting charges or benefits in evaluating internally the company’s financial results in order to facilitate comparison to prior periods.

Stock Repurchase

Subsequent to the end of the quarter, its Board of Directors has allocated an additional $5 million in funds towards this share repurchase effort. During the quarter ended June 30, 2003, the Company repurchased 54,800 common shares for a total of $177,000, or an average of $3.23 per share. Funds available to repurchase shares currently total $15 million.

The company may repurchase shares in the future subject to open trading windows, overall market conditions, stock prices and the company’s cash position and requirements going forward. Captaris intends to provide updates on the status of its repurchase program each quarter in its Quarterly Reports on Form 10-Q and Form 10-K filed with the Securities and Exchange Commission.

Web Cast Information

The company will host its regularly scheduled conference call today at 1:45 pm PT. The live Web cast of the conference call can be accessed from the Investor Relations section of the Captaris Web site at www.captaris.com. The dial-in number is 800.867.0448 and no access code is required. The company will also provide a replay of the conference call at 800.405.2236, confirmation number 544299# until Thursday, August 7 at 11:59 pm PT.

Captaris Announces Financial Results for Second Quarter Ended June 30, 2003

About Captaris, Inc.

Captaris is a leading provider of business information delivery solutions that integrate and automate the flow of messages, data and documents. Captaris produces a suite of proven products and services, in partnership with leading enterprise software companies, delivered through a global distribution network. Captaris has nearly 100,000 systems installed worldwide, with more than 90 of the Fortune 100 using the company’s award-winning products and services to reduce costs and increase the performance of critical business information investments.

Captaris is headquartered in Bellevue, WA, and has main offices in Tucson, AZ, Portland, OR, and San Francisco, CA and European headquarters in Nieuwegein, The Netherlands. In addition, Captaris has sales and support offices in Switzerland, the United Kingdom, Germany, Hong Kong, Australia, and Dubai. The company’s MediaLinq Services group has additional office locations in Reston, VA, New York, NY, Chicago, IL and Newport Beach, CA. The company was founded in 1982 and is publicly traded on the NASDAQ National Market under the symbol CAPA. For more information please visit www.captaris.com.

Certain statements in this press release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation, statements regarding expected revenue and the company’s ability to achieve its objectives for 2003. Forward-looking statements include all passages containing verbs such as “aims,” “anticipates,” “believes,” “estimates,” “expects,” “intends,” “plans,” “predicts,” “projects” or “targets” or nouns corresponding to such verbs. Forward-looking statements also include any other passages that are primarily relevant to expected future events or that can only be evaluated by events that will occur in the future. Forward-looking statements are based on the opinions and estimates of the management at the time the statements are made and are subject to certain risks and uncertainties that could cause actual results to differ materially from those anticipated in the forward-looking statements.

Captaris Announces Financial Results for Second Quarter Ended June 30, 2003

Factors that could affect Captaris’ actual results include, among others, the impact, if any, of stock-based compensation charges or benefit associated with variable accounting treatment on certain stock options, the amount and timing of payments, if any, received under Captaris’ OEM arrangement with Cisco Systems, Inc., the inability of Captaris to sell the CallXpress product line on acceptable terms or to realize the benefits of such disposition, the potential failure to maintain and expand Captaris’ network of dealers and resellers or to establish and maintain strategic relationships, inability to integrate recent and future acquisitions, inability to develop new products or product enhancements on a timely basis, inability to protect our proprietary rights or to operate without infringing the patents and proprietary rights of others, and quarterly and seasonal fluctuations in operating results. More information about factors that potentially could affect Captaris’ financial results is included in Captaris’ most recent quarterly report on Form 10- Q and annual report on 10-K filed with the Securities and Exchange Commission. There can be no assurances that a sale of the CallXpress business will be completed. Readers are cautioned not to place undue reliance upon these forward-looking statements that speak only as to the date of this release. Except as required by law, Captaris undertakes no obligation to update any forward-looking or other statements in this press release, whether as a result of new information, future events or otherwise. Captaris products RightFax, CallXpress, MediaLinq and Infinite are trademarks of Captaris. All other company, brand and product names are the property and/or trademarks of their respective companies.

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Captaris Announces Financial Results for Second Quarter Ended June 30, 2003

CAPTARIS, INC.

CONSOLIDATED STATEMENTS OF INCOME

(in thousands, except per share data)

(Unaudited)

	Quarter Ended June 30,		Six Months Ended June 30,
	2003	2002	2003	2002
Net sales:
Software products	$18,139	$16,767	33,839	32,567
E-document services	5,909	5,981	11,819	11,724

Total net sales	24,048	22,748	45,658	44,291
Cost of sales:
Software products	6,440	6,023	12,244	12,091
E-document services	2,143	2,161	4,241	4,257

Total cost of sales	8,583	8,184	16,485	16,348

Gross profit	15,465	14,564	29,173	27,943
Operating expenses:
Research and development	2,858	2,749	5,664	5,447
Selling, general and administrative	11,140	12,509	23,286	24,552
Amortization of intangibles	57	461	114	900
Impairment of intangibles	—	5,529	—	5,529
Restructuring charges	—	—	—	2,119
Stock compensation expense (benefit)	622	(410)	1,104	(614)
Other	—	—	—	875

Total operating expenses	14,677	20,838	30,168	38,808

Operating income (loss)	788	(6,274)	(995)	(10,865)
Other income (expense):
Interest	355	588	810	1,324
Other, net	(4)	(80)	(46)	(442)

Other income	351	508	764	882
Income (loss) before income tax expense (benefit) and cumulative effect of change in accounting principle	1,139	(5,766)	(231)	(9,983)
Income tax expense (benefit)	(399)	(2,018)	81	(4,127)

Income (loss) before cumulative effect of change in accounting principle	740	(3,748)	(150)	(5,856)
Cumulative effect of change in accounting principle	—	—	—	(2,695)

Net income (loss)	$740	$(3,748)	$(150)	$(8,551)

Basic earnings (loss) per common share prior to cumulative effect	$0.02	$(0.12)	$(0.00)	$(0.18)
Cumulative effect of change in accounting principle	—	—	—	(0.08)

Basic earnings (loss) per common share	$0.02	$(0.12)	$(0.00)	$(0.26)

Weighted average basic common shares outstanding	30,311	31,876	30,274	31,858
Diluted earnings (loss) per common share prior to cumulative effect	$0.02	$(0.12)	$(0.00)	$(0.18)
Cumulative effect of change in accounting principle	—	—	—	(0.08)

Diluted earnings (loss) per common share	$0.02	$(0.12)	$(0.00)	$(0.26)

Weighted average diluted common shares outstanding	30,816	31,876	30,274	31,858

Captaris Announces Financial Results for Second Quarter Ended June 30, 2003

CAPTARIS, INC.

CONSOLIDATED BALANCE SHEETS

(in thousands, except per share data)

	June 30, 2003	December 31, 2002
ASSETS	(Unaudited)

Current assets:
Cash and cash equivalents	$14,450	$21,971
Short-term investments, available for sale	21,786	30,519
Accounts receivable, net	15,218	17,811
Inventories	2,023	2,928
Deferred and income tax receivable	4,092	4,308
Prepaid expenses and other	1,854	1,544

Total current assets	59,423	79,081
Long-term investments, available for sale	39,438	20,599
Equipment and leasehold improvements, net	7,493	7,595
Goodwill, net	9,034	8,976
Intangible and other assets, net	2,250	2,480
Restricted cash	1,000	1,000
Deferred income taxes	1,572	1,546

Total assets	$120,210	$121,277

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$5,428	$7,204
Accrued compensation and benefits	3,822	4,186
Deferred revenue	9,025	8,185
Other accrued liabilities	2,158	3,401

Total current liabilities	20,433	22,976
Total liabilities	20,433	22,976

Shareholders’ equity:
Common stock	307	302
Additional paid-in capital	62,069	60,539
Retained earnings	36,997	37,148
Accumulated other comprehensive income	404	312

Total shareholders’ equity	99,777	98,301

Total liabilities and shareholders equity	$120,210	$121,277

Captaris Announces Financial Results for Second Quarter Ended June 30, 2003